Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FEI Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-201009, 333-185187, 333-176955 333-162940, 333-156239, 333-149741, 333-136473, 333-128923, 333-115840, 333-110264, 333-44954, 333-92631, 333-92629, 333-57331, 333-32911, and 333-08863) on Form S-8 of FEI Company of our reports dated February 22, 2016, with respect to the consolidated balance sheets of FEI Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10-K of FEI Company.

/s/ KPMG LLP
Portland, Oregon
February 22, 2016